Exhibit 2.1

AMENDMENT NO.1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment ”) is made and entered into as of August 23, 2006, by and among AXONYX INC., a Nevada corporation (“ Axonyx”) and TORREYPINES THERAPEUTICS, INC., a Delaware Corporation.

RECITALS

A.  Axonyx, Autobahn Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Axonyx and TorreyPines are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006 (the “ Merger Agreement”).

B. The parties to this Amendment wish to amend the Merger Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Merger Agreement.

2.             The Merger Agreement is hereby amended by deleting Section 5.11 in its entirety and replacing it with the following:

“5.11       Directors and Officers. Each Party shall use commercially reasonable efforts to obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of such Party who is not continuing as an officer or director of Axonyx. The directors who remain on the Board of Directors of Axonyx at the Effective Time shall be Steven Ferris, Marvin Hausman, Steven Ratoff and Louis G. Cornacchia (“Axonyx Designated Directors ”). In addition, the Board of Directors of Axonyx shall elect, to be effective as of the Effective Time, six (6) directors designated by TorreyPines, each to serve as members of the Board of Directors of Axonyx (“TorreyPines Designated Directors”) and the Board of Directors of Axonyx shall cause such directors to be nominated at the next annual meeting of stockholders of Axonyx. If any Axonyx Designated Director or TorreyPines Designated Director shall be unable to serve as a director at the Effective Time, the Party which designated such individual shall designate another individual, reasonably acceptable to the other Party, to serve in such individual’s place. The Board of Directors of Axonyx shall appoint each of the individuals set forth on Schedule 5.11 as officers of Axonyx, effective as of the Effective Time.”

3.             Except as it has been specifically amended pursuant to Section 2 of this Amendment, the Merger Agreement shall continue in full force and effect.

4.             This Amendment and the Merger Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof and thereof.

5.             This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile transmission shall be sufficient to bind the parties to the terms and conditions of this Amendment.

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IN WITNESS WHEREOF, the Parties have entered into and signed this Amendment No.1 to Agreement and Plan of Merger and Reorganization as of the date and year first above written.

AXONYX INC.

By /s/ Paul Feuerman Paul Feuerman
General Counsel

TORREYPINES THERAPEUTICS, INC.

By /s/ Neil M. Kurtz
Neil M. Kurtz, M.D.
President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger and Reorganization